Exhibit 4.7

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Wesbanco, Inc. had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: (1) our common stock; and (2) our depositary shares, each representing a 1/40th ownership interest in a share of 6.75% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), $1,000 liquidation preference per share (equivalent to $25 per depositary share).

All references herein to “Wesbanco,” the “Corporation,” “we,” “us,” or “our,” or similar references refer solely to Wesbanco, Inc. and not to any of its subsidiaries or affiliates.

AUTHORIZED CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $2.0833 per share (the “common stock”), and 1,000,000 shares of preferred stock, without par value (the “Preferred Stock”), the rights and preferences of which may be established from time to time by our board of directors (the “Board of Directors” or “Board”). The outstanding shares of our capital stock are fully paid and nonassessable.

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our common stock and is based upon our Restated Articles of Incorporation (as amended, the “Restated Articles”) and our Bylaws (as amended and restated, the “Bylaws”). The summary is subject to and qualified in its entirety by reference to the Restated Articles and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. It also qualified in its entirety by reference to applicable provisions of the West Virginia Business Corporation Act (“WVBCA”).

Listing and Trading of Common Stock

Our shares of common stock are listed on The NASDAQ Global Select Market and trade under the symbol “WSBC.”

Liquidation Rights

Upon any liquidation, dissolution or winding up of our affairs, each share of our common stock entitles the holder thereof to share ratably in our assets legally available for distribution to shareholders after (i) payment in full of all amounts required to be paid to our creditors or provision for such payment and (ii) provision for the distribution of any preferential amounts to the holders of shares of our preferred stock, if any. Our Board of Directors may approve for issuance, without approval of the holders of common stock, preferred stock that has liquidation rights superior to that of our common stock and which may adversely affect the rights of holders of common stock.

Assessment, Subscription, Conversion, Exchange and Redemption Rights

Shares of our common stock presently outstanding are validly issued, fully paid and nonassessable. The holders of our common stock do not have subscription, conversion or exchange rights, and there are no mandatory redemption provisions applicable to our common stock.

Preemptive Rights

No holder of any share of our capital stock has any preemptive right to subscribe to an additional issue of capital stock or to any security convertible into such stock.

Voting Rights

All voting rights are currently vested in the holders of our common stock. On all matters subject to a vote of shareholders, our shareholders will be entitled to one vote for each share of common stock owned. Our shareholders have cumulative voting rights with regard to the election of directors. Our Board of Directors is authorized to determine the voting rights, if any, of any preferred stock, but no share of preferred stock may have more than one vote per share.

Dividend Rights

Holders of shares of our common stock are entitled to receive dividends payable in cash, property or shares of our capital stock, when, as and if declared by our Board of Directors. The payment of dividends is also subject to the restrictions set forth in the WVBCA and the limitations imposed by the Federal Reserve Board.

Anti-Takeover Provisions

Provisions of our Restated Articles and Bylaws may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of the Corporation without negotiation with our Board of Directors. The effect of these provisions is discussed briefly below.

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Authorized Stock. The shares of our common stock authorized by our Restated Articles of Incorporation but not issued and outstanding provide our Board with the flexibility to effect financings, acquisitions, stock dividends, stock splits and stock-based grants generally without the need for a shareholder vote. Our Board of Directors, consistent with its fiduciary duties, could also authorize the issuance of shares of preferred stock, and could establish voting, conversion, liquidation and other rights for Preferred Stock being issued, in an effort to deter attempts to gain control of Wesbanco.

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Classification of Board of Directors. Our Restated Articles of Incorporation and Bylaws currently provide that the Board of Directors is divided into three classes, as nearly equal in size as possible, with one class elected each year to serve for a term of three years. This classification of the Board of Directors may discourage a takeover of Wesbanco because a shareholder with a majority ownership interest of our common stock would generally have to wait for at least two consecutive annual meetings of shareholders to elect a majority of the members of our Board of Directors.

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Amendment of Restated Articles and Bylaws. Our Restated Articles of Incorporation and Bylaws require the approval of 75% of the outstanding shares of our common stock to amend, alter, change or repeal certain of the provisions of the Restated Articles of Incorporation and Bylaws that provide for the classification of our Board of Directors into three classes as discussed above. This requirement is intended to prevent a shareholder who controls a majority of our common stock from unilaterally declassifying our Board of Directors. Accordingly, the holders of a minority of the shares of our common stock could block the future declassification of our Board, even if that action were deemed beneficial by the holders of more than a majority, but less than 75%, of our outstanding shares of common stock.

Transfer Agent

The transfer agent for our common stock is Computershare Investor Services LLC. The transfer agent's address is P.O. Box 505000, Louisville, Kentucky 40233-5000.

DESCRIPTION OF PREFERRED STOCK

Our 1,000,000 authorized shares of Preferred Stock are typically referred to as “blank check” preferred shares. This term refers to preferred shares for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred shares are issued. Under our Restated Articles, our Board of Directors has the authority, without any further shareholder vote or action, to issue shares of Preferred Stock in one or more series, from time to time, with full or limited voting power (although no share of Preferred Stock may have more than one vote per share), or without voting power, and with all designations, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the shares of Preferred Stock, as may be provided in the amendment or amendments to our Restated Articles adopted by our Board of Directors.

Our Board of Directors may authorize the issuance of shares of Preferred Stock with voting, conversion or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of Preferred Stock could have the effect of decreasing the market price of our common stock, decreasing the amount of earnings and assets available for distribution to holders of our common stock and/or creating restrictions upon the payment of dividends and other distributions to holders of our common stock. The issuance of Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of us without further action by our shareholders.  Issuances of Preferred Stock, while providing the Corporation with flexibility in connection with general corporate purposes, may have an adverse effect on the rights of holders of our common stock.

On August 6, 2020, Wesbanco filed Articles of Amendment (the “Articles of Amendment”) to its Restated Articles with the Secretary of State of the State of West Virginia establishing the preferences, limitations and relative rights of the Series A Preferred Stock.  On August 11, 2020, we issued an aggregate of 6,000,000 depositary shares, each representing a 1/40th ownership interest in a share of Series A Preferred Stock, with a liquidation preference of $1,000 per share of the Series A Preferred Stock (equivalent to $25 per depositary share), all of which were outstanding as of December 31, 2020. For additional information, see “Description of Series A Preferred Stock” and “Description of Depositary Shares” below.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following description summarizes the material terms of the Series A Preferred Stock, and supplements the description of the general terms and provisions of our Preferred Stock set forth above under “Description of Preferred Stock.”

The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the relevant sections of our Restated Articles and the Articles of Amendment, which have been filed with the Securities and Exchange Commission (“SEC”). If any information regarding the Series A Preferred Stock contained in the Restated Articles or Articles of Amendment is different from or inconsistent with the information herein the information in the Restated Articles and/or Articles of Amendment, as applicable, will apply and supersede information herein.

General

The Series A Preferred Stock has been designated as one series of our authorized Preferred Stock. We issued and sold an aggregate of 6,000,000 depositary shares, representing 150,000 shares of Series A Preferred Stock in the aggregate. The Series A Preferred Stock is fully paid and nonassessable. We may from time to time, without notice to or the consent of holders of the Series A Preferred Stock, issue additional shares of Series A Preferred Stock, provided that such additional shares are fungible for U.S. federal income tax purposes with the shares of Series A Preferred Stock and related depositary shares. The additional shares of Series A Preferred Stock would form a single series with the outstanding Series A Preferred Stock. In the event we issue additional shares of Series A Preferred Stock, we will issue the appropriate corresponding number of additional depositary shares. We may also issue additional shares of other series of Preferred Stock at any time and from time to time, without notice to or the consent of holders of the Series A Preferred Stock or the related depositary shares.

In the event we reopen the Series A Preferred Stock and issue additional shares, we may commit at such time not to redeem any shares of Series A Preferred Stock until at least 5 years from the settlement date of such reopening.

Holders of the Series A Preferred Stock will not have preemptive or subscription rights to acquire more of our stock. The Series A Preferred Stock has no stated maturity and will not be convertible into, or exchangeable for, shares of our common stock or any other class or series of our other securities and will not be subject to any sinking fund or any other obligation of us for repurchase or retirement. The Series A

Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

The depositary is the sole holder of the Series A Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the shares of Series A Preferred Stock through the depositary, as described in “Description of Depositary Shares” below.

Ranking

The Series A Preferred Stock ranks senior to our common stock and each other class or series of capital stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity as to dividend rights and rights upon our liquidation, dissolution and winding-up or senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding-up. The Series A Preferred Stock ranks on a parity as to dividend rights and rights upon our liquidation, dissolution and winding-up with any class or series of capital stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, dissolution or winding-up of the Corporation. The Series A Preferred Stock ranks junior to all of our existing and future indebtedness and other liabilities and any class or series of our capital stock we may issue in the future that is expressly stated to be senior to the Series A Preferred Stock with respect to dividend rights and rights upon our liquidation, dissolution or winding-up. The issuance of such senior series of capital stock must be approved by the requisite holders of at least two-thirds of the outstanding Series A Preferred Stock and all other stock on a parity with the Series A Preferred Stock, if any having such voting rights, voting together as a single class. See “Description of Series A Preferred Stock — Voting Rights.”

Dividends

Dividends on shares of the Series A Preferred Stock are discretionary, not mandatory, and will not be cumulative. Holders of the Series A Preferred Stock are entitled to receive, if, when, and as declared by our Board of Directors or a duly authorized committee of our Board of Directors, out of legally available assets, non-cumulative cash dividends quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on November 15, 2020 (each such date being referred to herein as a “dividend payment date”) based on the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) at a rate equal to:

•	from the date of original issue to, but excluding, November 15, 2025 (the “First Reset Date”), a fixed rate per annum of 6.75%; and

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from, and including, the First Reset Date, during each reset period, a rate per annum equal to the five-year treasury rate as of the most recent dividend determination rate (as described below) plus 6.557%.

In the event that we issue additional shares of Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date we specify at the time such additional shares are issued. References to the “accrual” of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A Preferred Stock.

Dividends are payable to holders of record of Series A Preferred Stock as they appear on our books on the applicable record date (each such date being referred to herein as a “dividend record date”), which is the 15th calendar day before the dividend payment date or such other record date fixed by our Board of Directors or a duly authorized committee of our Board of Directors that is not less than 10 calendar days or more than 30 calendar days before the applicable dividend payment date.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date or any earlier redemption date, except that the initial dividend period commenced on and included the original issue date of the Series A Preferred Stock and ended on and excluded the first dividend payment date. Any dividend payable on shares of the Series A Preferred Stock for any dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment.

The term “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York, New York. Dividends on shares of the Series A Preferred Stock are not cumulative. Accordingly, if our Board of Directors or a duly authorized committee of our Board of Directors does not declare a full dividend on the Series A Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Stock are declared for any future dividend period.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days. A “reset period” means the period from, and including, the First Reset Date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date. A “reset dividend determination date” means, in respect of any reset period, the day falling three business days prior to the beginning of such reset period.

For any reset period commencing on or after the First Reset Date, the five-year treasury rate will be:

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The average of the yields to maturity on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities” in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve Board, as determined by the calculation agent in its sole discretion.

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If no calculation is provided as described above, then the calculation agent, after consulting such sources as it deems comparable to any of the foregoing calculations, or any such source as it deems reasonable from which to estimate the five-year treasury rate, shall determine the five-year treasury rate in its sole discretion, provided that if the calculation agent determines there is an industry-accepted successor five-year treasury rate, then the calculation agent shall use such successor rate. If the calculation agent has determined a substitute or successor base rate in accordance with the foregoing, the calculation agent in its sole discretion may determine the business day convention, the definition of business day and the reset dividend determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the five-year treasury rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate.

The five-year treasury rate will be determined by the calculation agent on the third business day immediately preceding the applicable reset date. If the five-year treasury rate for any dividend period cannot be determined pursuant to the methods described in the two bullet points above, the dividend rate for such dividend period will be the same as the dividend rate determined for the immediately preceding dividend period. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, as described below under “— Redemption,” unless we default in the payment of the redemption price of the shares of the Series A Preferred Stock called for redemption.

We are not obligated to and will not pay holders of the Series A Preferred Stock any interest or sum of money in lieu of interest on any divided not paid on a divided payment date. We are also not obligated to and will not pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.

We are subject to statutory and regulatory prohibitions and other limitations on our ability to declare and pay dividends on the Series A Preferred Stock. Dividends on the Series A Preferred Stock will not be declared, paid, or set aside for payment if we fail to comply, or if and to the extent such act would cause us to fail to comply, with applicable laws and regulations. In particular, dividends on the Series A Preferred Stock may not be declared or set aside for payment if and to the extent such dividends would cause us to fail to comply with the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

Priority of Dividends

The Series A Preferred Stock ranks junior as to payment of dividends to any class or series of our Preferred Stock that we may issue in the future that is expressly stated to be senior to the Series A Preferred Stock. If at any time we do not pay, on the applicable dividend payment date, accrued dividends on any shares that rank in priority to the Series A Preferred Stock with respect to dividends, we may not pay any dividends on the Series A Preferred Stock or repurchase, redeem, or otherwise acquire for consideration any shares of Series A Preferred Stock until we have paid, or set aside for payment, the full amount of the unpaid dividends on the shares that rank in priority with respect to dividends that must, under the terms of such shares, be paid before we may pay dividends on, repurchase, redeem, or otherwise acquire for consideration, the Series A Preferred Stock. As of December 31, 2020, there were no other shares of Preferred Stock issued and outstanding.

So long as any share of Series A Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid, or set aside for payment, on all outstanding shares of Series A Preferred Stock:

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no dividend or distribution shall be declared, paid, or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock, or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

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no junior stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly, other than: (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions, or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan, or other similar arrangement with or for the benefit of employees, officers, directors, or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged or (vii) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities; and

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no parity stock shall be repurchased, redeemed, or otherwise acquired for consideration by us, directly or indirectly, other than: (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged), or (vii) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) on any dividend payment date (or, in the case of parity stock, as defined below, having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) in full on the Series A Preferred Stock and any shares of parity stock, all dividends declared on the Series A Preferred Stock and all such equally ranking securities payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accrued but unpaid dividends per share on the Series A Preferred Stock and all parity stock payable on such dividend payment date (or, in the case of parity stock having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other.

As used herein, “junior stock” means any class or series of our stock of that ranks junior to the Series A Preferred Stock as to the payment of dividends and distributions upon our liquidation, dissolution or winding-up. Junior stock includes our common stock.

As used herein, “parity stock” means any other class or series of our stock that ranks equally with the Series A Preferred Stock in the payment of dividends and distributions upon our liquidation, dissolution or winding-up. As of December 31, 2020, we had not issued any parity stock.

Subject to the foregoing, dividends (payable in cash, stock, or otherwise) may be declared and paid on our junior stock, which includes our common stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Stock or parity stock shall not be entitled to participate in any such dividend.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve, or wind up our affairs, holders of the Series A Preferred Stock are entitled to receive out of our assets available for distribution to shareholders, after satisfaction of liabilities and obligations to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or on parity with the Series A Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution, or winding-up of our business and affairs, including the Series A Preferred Stock, and before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series A Preferred Stock with respect to distributions upon our liquidation, dissolution, or winding-up, an amount per share equal to the liquidation preference of $1,000 per share (equivalent to $25 per depositary share) plus any declared and unpaid dividends prior to the payment of the liquidating distribution (but without any amount in respect of dividends that have not been declared prior to the date of payment of the liquidating distribution). After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution of our assets.

In any such distribution, if our assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Stock and all holders of any shares of our capital stock ranking as to any such liquidating distribution on parity with the Series A Preferred Stock, including the Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock and to such other shares will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of Preferred Stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on our assets available for such distribution), including any declared but unpaid dividends (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable). If the liquidation preference per share of Series A Preferred Stock has been paid in full to all holders of Series A Preferred Stock and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Stock as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.

The Series A Preferred Stock may be fully subordinate to interests held by the U.S. government in the event we enter into a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Neither the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities, or other property, individually or as part of a series of transactions, will constitute a liquidation, dissolution, or winding-up of our affairs.

Because we are a holding company, our rights and the rights of our creditors and our shareholders, including the holders of the Series A Preferred Stock, to participate in any distribution of assets of any of our subsidiaries upon that subsidiary’s liquidation, dissolution, reorganization or winding-up or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Holders of the Series A Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Redemption

The Series A Preferred Stock is perpetual and has no maturity date and is not subject to any mandatory redemption, sinking fund, or other similar provisions. Except for the redemption upon the occurrence of a “regulatory capital treatment event” as further described below, the shares of Series A Preferred Stock are not redeemable prior to the First Reset Date. The holders of the Series A Preferred Stock will not have any right to require the redemption or repurchase of their shares of Series A Preferred Stock.

We may, at our option and subject to any required regulatory approvals, redeem the Series A Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date, or (ii) in whole but not in part at any time within 90 days following a “regulatory capital treatment event,” including prior to the First Reset Date, in each case at a redemption price equal to $1,000 per share (equivalent to $25 per depositary share), plus the per share amount of any declared and unpaid dividends, without accumulation of any undeclared dividends, on the Series A Preferred Stock to, but excluding, the date fixed for redemption (the “redemption date”). In the event the applicable dividend payment date that is the redemption date is not a business day, the redemption price shall be paid on the next business day without any adjustment to the amount of the redemption price paid. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable dividend record date will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Investors should not expect us to redeem the Series A Preferred Stock on or after the date it becomes redeemable at our option.

We are a bank holding company regulated by the Federal Reserve. We treat the Series A Preferred Stock as “additional tier 1” capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to us.

A “regulatory capital treatment event” means the good faith determination by us, that, as a result of any:

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amendment to, clarification of, or change in, the laws, rules, or regulations of the United States or any political subdivision of or in the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other appropriate federal bank regulatory agencies) that is enacted or becomes effective after the initial issuance of any share of the Series A Preferred Stock;

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official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules, or regulations or policies with respect thereto that is announced or becomes effective after the initial issuance of any share of the Series A Preferred Stock;

There is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of the Series A Preferred Stock then outstanding as additional tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines, rules or regulations of the Federal Reserve (or, as and if applicable, the capital adequacy rules, guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any share of Series A Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Under regulations currently applicable to us, we may not exercise our option to redeem any shares of Series A Preferred Stock without obtaining the prior approval of the Federal Reserve (or any successor appropriate federal banking agency). Under such regulations, unless the Federal Reserve (or any successor appropriate federal banking agency) authorizes us to do otherwise in writing, we may not redeem the Series A Preferred Stock unless it is replaced with other tier 1 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve (or any successor appropriate federal banking agency) that, following redemption, we will continue to hold capital commensurate with our risk.

If shares of Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series A Preferred Stock to be redeemed, mailed not less than 10 days nor more than 60 days prior to the date fixed for redemption thereof; provided that, if the depositary shares representing the Series A Preferred Stock are held in global form through The Depository Trust Company, or “DTC,” we may give such notice at such time and in any manner permitted by DTC. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price; and

•	the place or places where holders may surrender certificates evidencing shares of Series A Preferred Stock for payment of the redemption price.

If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected (i) pro rata from the holders of records of the Series A Preferred Stock in proportion to the number of shares of the Series A Preferred Stock held by such holders, (ii) by lot, or (iii) in such other manner as we may determine to be equitable and permitted by DTC and the rules of any national securities exchange on which the Series A Preferred Stock is listed.

Holders of the Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock, and should not expect such redemption or repurchase.

See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series A Preferred Stock.

Voting Rights

Except as provided below or as required by law, the holders of Series A Preferred Stock will have no voting rights.

Whenever dividends on any shares of Series A Preferred Stock or any shares of voting preferred stock (as defined below) shall have not been declared and paid for the equivalent of six or more dividend payments, whether or not for consecutive dividend periods (a “Nonpayment Event”), the holders of Series A Preferred Stock, voting together as a class with holders of any and all other series of voting preferred stock then outstanding, will be entitled to vote for the election of a total of two additional members of our Board of Directors (the “Preferred Stock Directors”), provided that our Board of Directors shall at no time include more than two Preferred Stock Directors and that the election of any Preferred Stock Directors shall not cause us to violate the corporate governance requirements of the Nasdaq Stock Market (or any other exchange on which our securities may be listed) including the requirements that listed companies must have a majority of independent directors. In the event that the holders of the Series A Preferred Stock and other holders of voting preferred stock are entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, the number of directors on our Board of Directors shall automatically increase by two, and the new directors shall be elected at a special meeting called at the request of the holders of record of at least 20% of the Series A Preferred Stock or of any other series of voting preferred stock (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and at each subsequent annual meeting. These voting rights will continue until dividends on the shares of Series A Preferred Stock and any such series of voting preferred stock for at least four consecutive dividend periods following the Nonpayment Event shall have been fully paid (or declared and a sum sufficient for the payment of such dividends shall have been set aside for payment).

As used herein, “voting preferred stock” means any other class or series of our Preferred Stock ranking equally with the Series A Preferred Stock as to dividends and upon which like voting rights have been conferred and are exercisable. Whether a plurality, majority or other portion of the shares of Series A Preferred Stock and any other voting preferred stock have been voted in favor of any matter shall be determined by reference to the liquidation amounts of the shares voted.

If and when dividends for at least four consecutive dividend periods following a Nonpayment Event have been paid in full, the holders of Series A Preferred Stock shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment Event) and, if such voting rights for all other holders of voting preferred stock have terminated, the term of office of each Preferred Stock

Director so elected shall terminate and the number of directors on the Board shall automatically be reduced accordingly. Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series A Preferred Stock when they have the voting rights described above (voting together as a class with all series of voting preferred stock then outstanding). So long as a Nonpayment Event shall continue, any vacancy in the office of a Preferred Stock Director (other than prior to the initial election after a Nonpayment Event) may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock and all voting preferred stock when they have the voting rights described above (voting together as a class). The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock and all other series of voting preferred stock at the time outstanding and entitled to vote thereon, voting together as a single class:

•

amend or alter the provisions of our Restated Articles or Articles of Amendment so as to authorize or create, or increase the authorized amount of, any class or series of stock ranking senior to the Series A Preferred

•

amend, alter or repeal the provisions of our Restated Articles or Articles of Amendment so as to materially and adversely affect the special rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of Wesbanco with another corporation or other entity, unless in each case (i) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent, and (ii) such shares remaining outstanding or such preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Preferred Stock, taken as a whole;

provided, however, that any creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding-up of Wesbanco will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only the series adversely affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock.

Without the consent of the holders of Series A Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock, we may amend, alter, supplement or repeal any terms of the Series A Preferred Stock:

•	to cure any ambiguity, or to cure, correct or supplement any provision contained in the articles of amendment establishing the Series A Preferred Stock that may be defective or inconsistent; or

•

to make any provision with respect to matters or questions arising with respect to the Series A Preferred Stock that is not inconsistent with the provisions of the Articles of Amendment establishing the Series A Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Series A Preferred Stock to effect such redemption.

Preemptive and Conversion Rights

The holders of the Series A Preferred Stock do not have any preemptive or conversion rights.

Additional Classes or Series of Stock

We have the right to authorize and issue additional classes or series of stock ranking equally with or junior to the Series A Preferred Stock as to dividends or distribution of assets upon our liquidation, dissolution, or winding-up without the consent of the holders of the Series A Preferred Stock, or the holders of the related depositary shares.

Transfer Agent, Registrar

Computershare Trust Company, N.A. is the transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock.

Calculation Agent

Wesbanco’s affiliate, Wesbanco Bank, Inc., is the calculation agent for the Series A Preferred Stock.

Governing Law

The Series A Preferred Stock are governed by West Virginia law.

DESCRIPTION OF DEPOSITARY SHARES

The following summary of the terms and provisions of the depositary shares does not purport to be complete and is qualified in its entirety by reference to the relevant sections of the deposit agreement and form of depositary receipt, which have been included as exhibits to a Current Report on Form 8-K that we filed with the SEC. If any information regarding the depositary shares contained in the deposit agreement and form of depositary receipt is inconsistent with the information herein, the information in the deposit agreement and form of depositary receipt, as applicable, will apply and supersede information herein.

General

The depositary shares represent proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, and is evidenced by depositary receipts, as described under “Book-Entry, Delivery and Form of Depositary Shares” in the prospectus related to the depositary shares. We have deposited the underlying shares of Series A Preferred Stock with a depository pursuant to a deposit agreement among us, Computershare Inc and Computershare Trust Company, N.A., acting jointly as depository, and the holders from time to time of the depositary receipts. Subject to the terms of the deposit agreement, the depositary shares are entitled to all the powers, preferences and special rights of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent.

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that materially and adversely alters any right of the holders of depositary shares will not be effective unless the holders of at least two-thirds of the depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares to surrender such depositary shares to the depositary with instructions to deliver to such holder shares of the Series A Preferred Stock, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement may be terminated if:

•	all outstanding depositary shares have been redeemed;

•	a final distribution in respect of the Series A Preferred Stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Wesbanco; or

•	consent of the holders of at least two-thirds of the depositary shares outstanding is obtained.

References to “holders” of the depositary shares mean those who have the depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in the depositary shares registered in the street name of or issued in book-entry form through DTC. The special considerations that apply to indirect holders are described under “Book-Entry, Delivery and Form of Depositary Shares” in the prospectus related to the depositary shares.

Dividends and Other Distributions

Each dividend on a depositary share will be in an amount equal to 1/40th of the dividend declared on each share of the Series A Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Series A Preferred Stock to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary shares in proportion to the number of depositary shares held by each holder, unless the depositary determines, after consultation with us, that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property and distribution of the net proceeds from that sale to the holders of the depositary shares.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of the depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary share until such taxes or other governmental charges are paid.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We paid associated charges of the depositary in connection with the initial deposit of the Series A Preferred Stock and will pay associated charges of the depositary in connection any redemption of the Series A Preferred Stock. Holders of the depositary shares pay transfer, income, and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of the depositary shares, the depositary may refuse to transfer depositary shares, withhold dividends and distributions, and sell the depositary shares.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (equivalent to $25 per depositary Share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, on the shares of the Series A Preferred Stock. Whenever we redeem shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of the depositary shares representing shares of the Series A Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected either pro rata, by lot or in such other manner as the we may determine to be fair and equitable (which determination we will promptly notify the depositary of in writing). In any case, the depositary will redeem the depositary shares only in increments of 40 depositary shares and any integral multiple thereof. The depositary will provide notice of redemption to record holders of the depositary shares not less than 10 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares.

Voting of the Series A Preferred Stock

Because each depositary share represents a 1/40th interest in a share of Series A Preferred Stock, holders of depositary shares will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote, as described above in “Description of Series A Preferred Stock — Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote or cause to be voted the amount of the Series A Preferred Stock represented by the depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares, it will vote all depositary shares held by it proportionately with instructions received.

Listing

The depositary shares are listed on the NASDAQ Global Select Market under the symbol “WSBCP.” The Series A Preferred Stock has not been listed, and we do not expect that there will be any trading market for the Series A Preferred Stock except as represented by depositary shares.

Form and Notices

The Series A Preferred Stock was issued in registered form to the depositary, and the depositary shares were issued in book-entry only form through DTC, as described under “Book-Entry, Delivery and Form of Depositary Shares” in the prospectus related to the depositary shares. The depositary will forward to the holders of the depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series A Preferred Stock.

Depositary

Computershare Inc. and Computershare Trust Company, N.A. were the joint depositary for the depositary shares as of the original issue date. We may terminate such appointment and may appoint a successor depositary at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series A Preferred Stock is outstanding, a person or entity appointed and serving as such depositary.